EXHIBIT 15

	  December 15, 1995


	  To Mirage Resorts, Incorporated:

	  We are aware that Mirage Resorts, Incorporated has incorporated by reference in its Registration Statement on Form S-3 its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, which include our reports dated May 12, 1995, August 11, 1995 and November 10, 1995, respectively, covering the unaudited interim financial information contained therein, respectively. Pursuant to Regulation C under the Securities Act of 1933, those reports are not considered a part of this Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Securities Act.

	  Very truly yours,



	  ARTHUR ANDERSEN LLP